Exhibit 10.1

REINSTATEMENT AND AMENDMENT

OF INVENTORY FINANCE RIDER AND PURCHASE ORDER FINANCE RIDER TO

ACCOUNTS RECEIVABLE PURCHASING AGREEMENT

    This REINSTATEMENT AND AMENDMENT OF INVENTORY FINANCE RIDER AND PURCHASE ORDER FINANCE RIDER TO ACCOUNTS RECEIVABLE PURCHASING AGREEMENT (“Agreement”) is dated as of September 16, 2014, and agreed to by and between XPLORE TECHNOLOGIES CORPORATION OF AMERICA, a Delaware corporation ("Seller"), and DSCH CAPITAL PARTNERS, LLC, d/b/a FAR WEST CAPITAL, a Texas limited liability company ("Purchaser"). All capitalized terms used and not defined in this Agreement shall have the meanings ascribed to them in the Inventory Finance Rider or the Purchase Order Rider (each as defined below), as applicable, or, if not therein defined, such terms shall have the meanings ascribed to them in the Uniform Commercial Code, as codified in the state of Texas.

RECITALS

WHEREAS, Seller and Purchaser have entered into that certain Accounts Receivable Purchasing Agreement, dated December 10, 2009, which agreement was later amended on April 29, 2010 pursuant to that certain First Amendment and Purchase Order Finance Rider to Accounts Receivable Purchasing Agreement; and again amended on February 23, 2011, pursuant to that certain Second Amendment to Accounts Receivable Purchasing Agreement; and again amended on August 26, 2011, pursuant to that certain Inventory Finance Rider to Accounts Receivable Purchasing Agreement; and again amended on December 30, 2011, pursuant to that certain Third Amendment to Accounts Receivable Purchasing Agreement; and amended again on February 29, 2012, pursuant to that certain Fourth Amendment to Accounts Receivable Purchasing Agreement; and amended again on June 29, 2012 pursuant to that certain Fifth Amendment to Accounts Receivable Purchasing Agreement (the Accounts Receivable Purchasing Agreement dated December 10, 2009, including all subsequent amendments, modifications and riders thereto is hereby referred to as the “ARPA”); and

WHEREAS, under the ARPA Purchaser from time to time (and at its discretion), purchases from Seller certain of Seller’s accounts receivable; and

WHEREAS, under the April 29, 2010 First Amendment and Purchase Order Finance Rider to Accounts Receivable Purchasing Agreement (the “Purchase Order Rider”), Purchaser would from time to time make advances to Seller against eligible purchase orders as described in the Purchase Order Rider; and

WHEREAS, under the August 26, 2011 Inventory Finance Rider to Accounts Receivable Purchasing Agreement (the “Inventory Finance Rider”), Purchaser would from time to time make advances to Seller against Seller’s eligible inventory as described in the Inventory Finance Rider; and

WHEREAS, the Inventory Finance Rider expired by its own terms; and

Exhibit 10.1

WHEREAS, the Purchase Order Rider was overridden by the Inventory Finance Rider; and

WHEREAS, the parties now wish to reinstate the terms of both the Purchase Order Rider and the Inventory Finance Rider, as modified and amended by this Agreement, and to make certain other adjustments to their relative rights and obligations under the ARPA and all documents and agreements executed by the parties in connection therewith (the “Transaction Documents”), all as more particularly set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties agree as follows:

1.     Amendment to ARPA. The definition of “Eligible Accounts” contained in paragraph 1.15 of the ARPA is deleted in its entirety and replaced with the following:

1.15

“Eligible Account” - an Account which is acceptable for purchase as determined by Purchaser in the exercise of its sole judgment and discretion. Without limiting the generality of the foregoing, Purchaser may determine that an Account is not an Eligible Account, regardless of the creditworthiness of the Account Debtor or any other factor, if purchasing such Account would cause the unpaid balance of all Purchased Accounts to exceed the Maximum Amount.

2.     Reinstatement of Inventory Finance Rider.     The terms of the Inventory Finance Rider, as amended and modified by this Agreement, are hereby reinstated. The foregoing notwithstanding, this Agreement shall not prejudice Purchaser’s exercise of the rights conferred upon it by the ARPA or any Transaction Document.

3.     Amendments to Inventory Finance Rider.

3.1     Amendment to Paragraph 2.1: Paragraph 2.1 of the Inventory Finance Rider is deleted in its entirety and replaced with the following:

2.1     Advance Amounts. Provided there is no existing or continuing Event of Default under the ARPA or this Rider, Purchaser may from time to time make advances to or for the benefit of Seller in an aggregate amount up to and not to exceed One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), which advances shall be subject to all of the terms and conditions of the ARPA and shall be revolving, consisting of advances against Seller’s Eligible Inventory (as defined in section 2.7 below) as follows: Advances shall be in amounts up to the sum of thirty percent (30.00%) of all Eligible Inventory, and at no time shall any advance hereunder exceed forty percent (40%) of all total outstanding Purchased Accounts, excluding Purchased Accounts aged over ninety (90) days. Eligible Inventory will be valued at the lower of cost or market value.

Exhibit 10.1

3.2     Amendment to Paragraph 2.7. The Eligible Inventory requirement contained in paragraph 2.7(i) of the Inventory Finance Rider, referring to tablet models C3, C4 and C5 and any accessories thereto, is deleted in its entirety.

3.3      Amendment to Paragraph 7.1. Paragraph 7.1 of the Inventory Finance Rider is deleted in its entirety and replaced with the following:

7.1     The Rider shall automatically terminate upon the termination of the ARPA, unless earlier terminated by Purchaser pursuant to the terms of this Paragraph 7. Notwithstanding any provision herein to the contrary, all amounts outstanding hereunder shall be immediately due and payable upon the occurrence of an Event of Default, as defined herein, or upon the termination date, whichever first occurs.

4.     Reinstatement of Purchase Order Rider. Notwithstanding the language contained in paragraph 1.4 of the Inventory Finance Rider, the terms of the Purchase Order Rider are hereby fully reinstated and legally in effect as of the effective date of this Agreement. The foregoing notwithstanding, this Agreement shall not prejudice Purchaser’s exercise of the rights conferred upon it by the ARPA or any Transaction Document.

5.     Reaffirmations. As a material inducement to Purchaser to enter into this Agreement, Seller does hereby (a) remise, release, acquit, satisfy and forever discharge Purchaser, and all of the past, present and future officers, directors, employees, agents, attorneys, representatives, participants, successors and assigns of Purchaser, from any and all claims, demands, liabilities, obligations, expenses, damages, judgments, executions and causes of action of any nature whatsoever, whether at law or in equity, either now accrued or hereafter maturing and whether known or unknown, which Seller now has or hereafter can, shall or may have by reason of any matter, cause or thing, from the beginning of the world to and including the date of this Agreement, including specifically, but without limitation, matters arising out of, in connection with or relating to (i) the obligations evidenced by the Transaction Documents, and (ii) any other relationship, agreement or transaction between Seller and Purchaser or any of their respective subsidiaries or affiliates; and (b) covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against Purchaser or any subsidiaries or affiliates of Purchaser, or any of its past, present or future officers, directors, employees, agents, attorneys, representatives, participants, successors or assigns, by reason of or in connection with any of the foregoing matters, claims or causes of action, provided, however, that the foregoing release and covenant not to sue shall not apply to any claims arising after the date of this Agreement with respect to acts, occurrences or events which arise after the date of this Agreement.

6.     Incorporation of Riders. It is understood that the terms of the Purchase Order Rider and Inventory Finance Rider are incorporated into the ARPA. The foregoing notwithstanding, in the event of an irreconcilable conflict or inconsistency between the provisions of any Transaction Document and the provisions of the Inventory Finance Rider and/or Purchase Order Rider, the provisions contained in the applicable rider shall control. All obligations incurred by Seller under the Inventory Finance Rider and Purchase Order Rider are “Obligations,” as defined in the ARPA, and are secured by a first-lien security interest in the Collateral.

Exhibit 10.1

7.     All Other Terms to Remain the Same. All terms of the reinstated Inventory Finance Rider and Purchase Order Rider that are not expressly amended or modified by this Agreement shall remain unaffected by this Agreement and shall continue in full force and effect.

8.     Miscellaneous.

a.

Seller agrees to pay all costs and expenses incurred by Purchaser in connection with the execution and administration of this Agreement and the reinstatement and modification of the Purchase Order Rider and Inventory Finance Rider and any other documents executed in connection herewith.

b.

Any default by Seller in the performance of its obligations under this Agreement, the Purchase Order Rider or the Inventory Finance Rider constitutes a default under the Transaction Documents and will allow Purchaser to exercise all of its remedies set forth in the Transaction Documents.

c.	This Agreement may be executed in multiple counterparts, each of which constitutes an original instrument, but all of which constitute the same agreement.

          IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

PURCHASER:	SELLER:

DSCH CAPITAL PARTNERS, LLC	Xplore Technologies Corporation of America
DBA FAR WEST CAPITAL

By: /s/ Brian Center	By: /s/ Michael J. Rapisand
Name: Brian Center	Name: Michael J Rapisand
Title: President	Title: Chief Financial Officer
Address: 4601 Spicewood Springs Rd	Address: 14000 Summit Drive, Suite 900
Building 2, Suite 200	Austin, TX 78728
Austin, TX 78759

Exhibit 10.1

ACKNOWLEDGMENT AND AGREEMENT

OF GUARANTOR

The undersigned, a guarantor of the indebtedness of XPLORE TECHNOLOGIES CORPORATION OF AMERICA, a Delaware corporation (“Seller”), to DSCH CAPITAL PARTNERS, LLC d/b/a FAR WEST CAPITAL, a Texas limited liability company (the “Purchaser”), pursuant to that certain Corporate Guaranty and Suretyship (the “Guaranty”), dated on or around December 10, 2009, and executed in connection with that certain Accounts Receivable Purchasing Agreement (the “ARPA”), of even date therewith, between Seller and Purchaser, hereby (i) acknowledges receipt of the foregoing Reinstatement and Amendment of Inventory Finance Rider and Purchase Order Rider to Accounts Receivable Purchasing Agreement (the “Agreement”); (ii) consents to the terms and execution thereof; (iii) reaffirms its obligations to Purchaser for Seller’s obligations under the ARPA, as well as the Inventory Finance Rider and Purchase Order Rider, as reinstated and amended under the foregoing Agreement; and (iv) acknowledges that Purchaser may amend, restate, extend, renew or otherwise modify the ARPA, the Inventory Finance Rider, the Purchase Order Rider and any indebtedness or agreement of Seller, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing any of the Purchaser’s rights under the Guaranty.

Xplore Technologies Corp.
By:   /s/ Michael J. Rapisand

Name:   Michael J. Rapisand

Title:     Chief Financial Officer

Date: _September 16, 2014

Address: 14000 Summit Drive, Suite 900

Austin, TX 78728